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                                                              EXHIBIT (A)(5) F.

[COMPANY LOGO]

FOR IMMEDIATE RELEASE

Contacts:

ArmandoYanes
CANTV
011-58-212-500-4739

Paul Caminiti/Hugh Burns/Jonathan Gasthalter
Citigate Sard Verbinnen
(212) 687-8080

                       CANTV COMPLETES TENDER OFFER AND
                       ANNOUNCES PRELIMINARY PRO RATION

    Caracas, Venezuela and New York, New York - November 26, 2001 -- Compania Anonima Nacional Telefonos de Venezuela (CANTV) (Caracas: TDV; NYSE: VNT) today announced the preliminary results of the successful completion of its tender offer to purchase 19,843,658 American Depositary Shares (ADSs) of CANTV, representing in the aggregate 138,905,606 Class D Shares of CANTV, for $30.00 per ADS. The cash tender offer, which was oversubscribed, expired at 5:00 p.m., New York City time, on Friday, November 23, 2001. CANTV also announced preliminary results of the successful completion of its share repurchase program in Venezuela to purchase Class D Shares of CANTV for $4.2857143 per share.

    In the U.S. offer, based on preliminary information, 53,143,320 ADSs, representing 372,003,240 Class D shares of CANTV (each ADS represents 7 Class D shares), had been tendered and not withdrawn by the expiration date, including approximately 10,207,986 ADSs tendered by guaranteed delivery. In the Venezuelan repurchase program, based on preliminary information, 306,110,692 CANTV shares were delivered for repurchase. Between the U.S. offer and the Venezuelan repurchase program, a total of 678,113,932 CANTV shares (including Class D shares represented by ADSs) were tendered or delivered for repurchase, representing approximately 73.2% of the outstanding capital stock of CANTV.

    Pursuant to the terms of the U.S. offer and the Venezuelan repurchase program, CANTV will purchase a maximum of 138,905,608 Class D Shares (including Class D Shares represented by ADSs). CANTV will treat the U.S. offer and the Venezuelan repurchase program as a single pool for pro ration purposes and a single pro ration factor will be calculated. The preliminary results of pro ration indicate that CANTV will purchase 20.48411% of the CANTV shares (including Class D Shares represented by ADSs) tendered or delivered for repurchase by each holder of shares or ADSs. CANTV will announce the final pro ration percentage no later than November 30, 2001.

    The determination of the pro ration factor is subject to final confirmation of the proper delivery of all ADSs or Class D Shares tendered and not withdrawn, including ADSs tendered pursuant to the guaranteed delivery procedure, and the total number of CANTV common shares outstanding as of the close of business on Friday, November 23, 2001. Payment for ADSs accepted for payment, and return of all other ADSs tendered, will occur promptly after completion of the final proration computation.

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IMPORTANT INFORMATION

    YOU SHOULD READ CANTV'S OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL, WHICH ARE EXHIBITS TO CANTV'S SCHEDULE TO, WHICH IS FILED WITH THE SEC. EACH OF THESE DOCUMENTS CONTAINS IMPORTANT INFORMATION. CANTV'S U.S. TENDER OFFER IS BEING MADE ONLY BY WAY OF THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL AND ANY AMENDMENTS OR SUPPLEMENTS THERETO. YOU WILL BE ABLE TO OBTAIN A FREE COPY OF THE SCHEDULE TO AND ANY OTHER FILINGS WITH THE SEC CONTAINING INFORMATION ABOUT CANTV, WITHOUT CHARGE, AT THE SEC'S INTERNET SITE (HTTP://WWW.SEC.GOV). COPIES OF ANY FILINGS CONTAINING INFORMATION ABOUT CANTV CAN ALSO BE OBTAINED, WITHOUT CHARGE, BY DIRECTING A REQUEST TO COMPANIA ANONIMA NACIONAL TELEFONOS DE VENEZUELA, AVENIDA LIBERTADOR, CENTRO NACIONAL DE TELECOMINICACIONES, NUEVO EDIFICIO ADMINISTRATIVO, PISO.1, APARTADO POSTAL 1226, CARACAS, VENEZUELA 1010, ATTENTION: INVESTOR RELATIONS.

About CANTV

    CANTV is a full service telecommunications provider in Venezuela with 2.6 million access lines in service, 1.9 million cellular subscribers and 303,000 Internet users as of June 30, 2001. CANTV was privatized in December 1991 when VenWorld Telecom, C.A., a consortium led by GTE Corporation (currently Verizon Communications Inc.), originally acquired 40% of CANTV's equity share capital, as well as operating control, from the Venezuelan Government.